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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported): August 3, 1998


                         Connectivity Technologies Inc.
             (exact name of registrant as specified in its charter)


Delaware                                0-12113                                94-2691724
(State or other jurisdiction of         (Commission File Number)               (IRS Employer Identification
incorporation)                                                                 No.)


   680 Mechanic Street, Ste 1201, PO Box 786, Leominster, Massachusetts 01453
              (Address of principal executive offices) (zip code)


       Registrant's Telephone Number, including Area Code: (978) 537-9138

                                       N/A

          (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

         The Registrant, Connectivity Technologies Inc. (together with its subsidiary Connectivity Products Incorporated hereinafter called "Connectivity") has reached an agreement in principal with its lenders under which Connectivity's banks would formally agree to grant Connectivity until the end of November to meet its repayment obligations to the lenders or to arrive at a longer term credit arrangement. Forbearance beyond November 30 has not been discussed with the lenders and would be entirely at the lenders' discretion. The agreement, which is subject to internal bank approvals and formal documentation, would be contingent upon Connectivity continuing to meet cash flow and other requirements. While Connectivity believes it will achieve such requirements, no assurance to that effect can be given.

         Connectivity has received and is currently evaluating offers for the purchase of its EEA division located in Auburn Hills, Michigan, which as previously announced Connectivity intends to sell. No assurances can be given, however, that Connectivity will be able to sell its EEA division or, if sold, that such sale will be on terms favorable to Connectivity.

         In reports, recently filed with the Securities and Exchange Commission, Connectivity anticipated that it would not be in compliance with a July 31 requirement for full repayment of its outstanding loan balance of approximately $18 million. Since that time, Connectivity has worked closely with its lenders, supplying them with projections and other financial material. As previously reported, Connectivity has also reduced its subordinated debt by approximately $3.52 million or 60%. In addition, arrangements are being made for the release from escrow stock of another corporation with a current market value of approximately $2.5 million acquired by Connectivity on the disposition in July of 1997 of Connectivity's EEC division. It is contemplated that this stock will be sold with the proceeds to be applied to the reduction of Connectivity's bank debt, thereby reducing the loan amount to approximately $15.7 million. However, no assurances can be given as to whether these shares will be sold or the price eventually realized.

         Until a formal forbearance agreement is signed, the lenders retain all of their rights, as discussed in Connectivity's recently filed reports on Form 8-K. However, Connectivity believes that such signing will take place in the near future. Connectivity also believes that the cash flow and other financial targets on which the lenders' forbearance will depend will all be met, although no assurances can be given on either score. Moreover, meeting these targets will depend upon continuing customer and supplier support, which cannot be assured.

         Connectivity Technologies, through its subsidiary Connectivity Products Inc., manufacturers and assembles wire and cable products. Manufacturing is conducted by the BSCC division in Leominster, MA. The major industrial markets served by the company are commercial and residential security factory automation, traffic and transit signal control and audio systems.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         None.

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SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

         This report contains, in addition to historical information, forward-looking statements including but not limited to information relating to the anticipated conclusion of a forbearance agreement with the lenders and the achievement by Connectivity of the financial goals that will be a pre-condition to the continuance of the forbearance through November 30, 1998. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Typical risks and uncertainties include whether a mutually satisfactory forbearance agreement will be concluded with the banks and the terms of such an agreement, including the targets set for the continuance of the forbearance as well as the Company's ability to sell the stock to be released from escrow at satisfactory prices and the Company's ability to sell its EEA division, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission including Connectivity's Form 10-KSB for the year ended December 31, 1997 and subsequent reports on Form 8-K. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Connectivity is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by Securities Laws.


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                CONNECTIVITY TECHNOLOGIES INC.
                                                (Registrant)

Dated:  August 3, 1998                          By:   /s/ James M. Hopkins
                                                   -----------------------
                                                   Name:  James M. Hopkins
                                                   Title: President and Chief
                                                           Executive Officer


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